Exhibit 2.7
INTELLECTUAL PROPERTY AGREEMENT
among
VERIZON COMMUNICATIONS INC.,
NORTHERN NEW ENGLAND SPINCO INC.
and
FAIRPOINT COMMUNICATIONS, INC.
March 31, 2008

INTELLECTUAL PROPERTY AGREEMENT
     This INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), effective as of March 31, 2008 (the “Effective Date”), is between VERIZON COMMUNICATIONS INC., a Delaware corporation (“Licensor”) on behalf of itself and its U.S. Affiliates (hereinafter defined), and NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco” or “Company”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Surviving Corporation”). (Licensor, Spinco, and Surviving Corporation being hereinafter referred to individually as a “Party” and collectively as the “Parties.”)
     WHEREAS, Spinco and the Surviving Corporation, together with certain other companies, have entered into an Agreement and Plan of Merger, dated as of January 15, 2007, by and between Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint Communications, Inc., together with certain other companies, as amended or supplemented (the “Merger Agreement”), pursuant to which Spinco will merge with and into Surviving Corporation;
     WHEREAS, Licensor or its U.S. Affiliates (as defined below) (other than Spinco and Spinco Subsidiaries) are the owners of Licensed Intellectual Property (defined below) and the Designated Spinco Intellectual Property (defined below);
     WHEREAS, the Spinco and Spinco Subsidiaries are the owners of certain Spinco Intellectual Property (hereinafter defined) and Spinco and Spinco Subsidiaries are willing to convey, immediately prior to the Effective Time, all right, title and ownership in and to such Spinco Intellectual Property to Licensor; and
     WHEREAS, the Parties desire to enter into this Agreement to govern their rights with respect to the Licensed Intellectual Property and other Intellectual Property following the Closing (defined below);
     NOW, THEREFORE, for the consideration set forth in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I — Definitions
1.1	Definitions.
Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement. Other capitalized terms, as used herein, have the meanings set forth below or in the body of this Agreement.
(a)	“Affiliate” means any Person who, directly or indirectly, controls, is controlled by or is under common control with the relevant Party.

(b)	“Business Non-Statutory Intellectual Property” means the Non-Statutory Intellectual Property, excluding Proprietary Business Information, Designated Spinco Intellectual Property and Verizon Proprietary Software, which is used in the Spinco

Business as of the Closing Date and is: (i) owned by Licensor or its U.S. Affiliates (other than Spinco or Spinco Subsidiaries) as of the Closing Date and after giving effect to the assignment contemplated by Section 2.1 below, or (ii) owned by any Person and licensed to Licensor or its U.S. Affiliates with the right of Licensor or its U.S. Affiliates to grant sublicenses to any other Person who is not an Affiliate of Licensor, without the payment of compensation or other consideration to any Person.

(c)	“Business Statutory Intellectual Property” means the Statutory Intellectual Property, excluding Excluded Marks, and Verizon Proprietary Software, which is used in the Spinco Business as of the Closing Date and is owned by Licensor or its U.S. Affiliates (other than Spinco or Spinco Subsidiaries) as of the Closing Date and after giving effect to the assignment contemplated by Section 2.1 below.

(d)	“Claims” is defined in Section 2.6(j).

(e)	“Confidential Information” means, in the case of Spinco, all Designated Spinco Intellectual Property, and in the case of Licensor, all Licensed Intellectual Property.

(f)	“Customer Data” means all customer information obtained in connection with the Spinco Business, in the form and content existing as of the Closing, related to the provisioning of products and services by Spinco or Spinco Subsidiaries in the Territory included in the Spinco Business to current and future customers in the Territory, including name, postal address, email address, telephone number, date of birth, account data, transaction data, demographic data, customer service data, and correspondence, together with any documents and information containing the foregoing; provided, however, the foregoing shall not include (i) any of the foregoing to the extent it is in the possession of Licensor or any U.S. Affiliate and was collected or used other than in connection with the operation of the Spinco Business, (ii) any information included in yellow or white pages listings or directories, in any form, (iii) any information required to be retained by Licensor and/or its Affiliates to comply with applicable law or regulation, (iv) any information publicly available, and (v) any information received by Licensor or its Affiliates from third parties.

(g)	“Designated Spinco Intellectual Property” means all Customer Data and personnel information of former Licensor or its Affiliate employees who are in the employ of Spinco or Spinco Subsidiaries after the Closing.

(h)	“Dispute” is defined in Section 2.6(m).

(i)	“Enhanced Field of Use” means the Spinco Business as conducted as of the Closing Date, as reflected in the products and services offered by Spinco and Spinco Subsidiaries in the conduct of the Spinco Business as of the Closing Date and any modifications, improvements or enhancements thereto in the Territory following the Closing Date.

(j)	“Excluded Marks” means all Trademarks and related registrations and applications for registration owned by Licensor, its Affiliates, Spinco or Spinco Subsidiaries on or before the Closing Date or licensed to Licensor or an Affiliate of Licensor by any Person, and any derivations of the foregoing.

(k)	“Intellectual Property” means all Statutory Intellectual Property and Non-Statutory Intellectual Property.

(l)	“Licensed Excluded Marks” means those Excluded Marks owned by Licensor or its U.S. Affiliates, including Spinco and Spinco Subsidiaries, other than Licensed Product Marks, which are used in the Spinco Business as of the Closing Date, including “VERIZON”, “VZ”, the Verizon “V Mark”, the VERIZON Logo, “NYNEX”, “BELL ATLANTIC”, and “FiOS”. Neither Spinco, Spinco Subsidiaries, Surviving Corporation, nor any of their Affiliates shall have an ownership interest in the Licensed Excluded Marks but said Licensed Excluded Marks shall be licensed to Spinco and Spinco Subsidiaries for a limited Phaseout Period pursuant to Section 2.5 of this Agreement. The Licensed Product Marks are licensed to Spinco and Spinco Subsidiaries for a limited LPM Term pursuant to Section 2.6 of this Agreement.

(m)	“Licensed Intellectual Property” means Licensed Non-Statutory Intellectual Property and Licensed Statutory Intellectual Property.

(n)	“Licensed Non-Statutory Intellectual Property” means Business Non-Statutory Intellectual Property that exists as of the Closing Date. For the avoidance of confusion, Licensed Non-Statutory Intellectual Property shall not include any:
1.	patents or patent applications;

2.	copyrights or copyrightable subject matter created on or after the Closing Date;

3.	domain name registrations or applications for domain name registrations;

4.	Trademarks, including Excluded Marks;

5.	Non-Statutory Intellectual Property developed or acquired by Licensor or any of its Affiliates on or after the Closing Date;

6.	Verizon Proprietary Software and any other software used by Licensor or its Affiliates in the provision of Transition Services pursuant to the Transition Services Agreement;

7.	other Non-Statutory Intellectual Property owned by or licensed to Licensor or any Affiliate of Licensor at any time; and

8.	Third Party Intellectual Property.
At no time shall Spinco or Surviving Corporation or their respective Subsidiaries, including Spinco Subsidiaries, have an ownership interest in Licensed Non-Statutory Intellectual Property, but such Licensed Non-Statutory Intellectual Property shall be licensed to Spinco and Spinco Subsidiaries pursuant to this Agreement.

(o)	“Licensed Product Marks” means (i) those Excluded Marks which are used in the Spinco Business as of the Closing Date as product or service names that do not include, contain or comprise “VERIZON”, “VZ”, the Verizon “V Mark”, the VERIZON Logo, “NYNEX”, “BELL ATLANTIC”, or “FiOS”; and (ii) that portion of Excluded Marks which are composite marks (i.e., marks comprised of “VERIZON”, “VZ”, the Verizon “V Mark”, the VERIZON Logo, “NYNEX”, “BELL ATLANTIC”, or “FiOS” as a prefix or suffix and other word(s)) that are used in the Spinco Business as of the Closing Date as product or service names, but excluding the portion of the composite marks that include, contain or comprise “VERIZON”, “VZ”, the Verizon “V Mark”, the VERIZON Logo, “NYNEX”, “BELL ATLANTIC”, or “FiOS” (e.g., if VERIZON FREEDOM is the composite mark, the Licensed Product Mark is only FREEDOM). Neither Spinco, Spinco Subsidiaries, Surviving Corporation, nor any of their Affiliates shall have an ownership interest in the Licensed Product Marks but said Licensed Product Marks shall be licensed to Spinco and Spinco Subsidiaries for a limited LPM Term pursuant to Section 2.6 of this Agreement. The Licensed Excluded Marks are licensed to Spinco and Spinco Subsidiaries for a limited Phaseout Period pursuant to Section 2.5 of this Agreement.

(p)	“Licensed Statutory Intellectual Property” means Business Statutory Intellectual Property that exists as of the Closing Date. For the avoidance of confusion, Licensed Statutory Intellectual Property shall not include any:
1.	patents or patent applications claiming a filing date on or after the Closing Date;

2.	copyrights or copyrightable subject matter;

3.	domain name registrations and applications for domain name registrations claiming a filing date on or after the Closing Date;

4.	Trademarks, including Excluded Marks;

5.	Statutory Intellectual Property developed or acquired by Licensor or any of its Affiliates on or after the Closing Date;

6.	Verizon Proprietary Software and any other software used by Licensor or its Affiliates in the provision of Transition Services pursuant to the Transition Services Agreement;

7.	other Statutory Intellectual Property owned by or licensed to Licensor or any Affiliate of Licensor at any time; and

8.	Third Party Intellectual Property.
At no time shall Spinco or Surviving Corporation or their respective Subsidiaries, including Spinco Subsidiaries, have an ownership interest in Licensed Statutory Intellectual Property, but such Licensed Statutory Intellectual Property shall be licensed to Spinco and Spinco Subsidiaries pursuant to this Agreement.

(q)	“LPM License” is defined in Section 2.6 (n).

(r)	“LPM Term” is defined in Section 2.6(n).

(s)	“Non-Statutory Intellectual Property” means (i) all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, (ii) United States works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration, and (iii) any rights or licenses in the foregoing which may be granted without the payment of compensation or other consideration to any Person; provided, however, that, notwithstanding anything to the contrary, the definition of “Non-Statutory Intellectual Property” shall not include any Statutory Intellectual Property.

(t)	“Original Field of Use” means the Spinco Business as conducted as of the Closing Date, as reflected in the products and services offered by Spinco and Spinco Subsidiaries in the conduct of the Spinco Business as of the Closing Date.

(u)	“Proprietary Business Information” means any and all non-technical, non-public information included in the Non-Statutory Intellectual Property which is owned by Licensor or its U.S. Affiliates as of the Closing, after giving effect to the assignment contemplated by Section 2.1(a) below, and is used in the Spinco Business as of the Closing Date, but excluding Customer Data.

(v)	“Spinco Intellectual Property” means all Statutory Intellectual Property and Non-Statutory Intellectual property owned by Spinco or Spinco Subsidiaries on or before the Closing Date, but excluding any Designated Spinco Intellectual Property.

(w)	“Statutory Intellectual Property” means all (i) United States patents and patent applications of any kind, (ii) Trademarks and (iii) any rights or licenses in the foregoing.

(x)	“Transition Services Agreement” means the Transition Services Agreement dated as of January 15, 2007 by and among Verizon Information Technologies LLC, Northern New England Telephone Operations Inc., Enhanced Communications of Northern New England Inc. and FairPoint Communications, Inc.

(y)	“Third Party Intellectual Property” means any and all Intellectual Property owned by any Person, other than Verizon or any of its Affiliates.

(z)	“Territory” shall mean the geographic territory comprised of the states of Maine, New Hampshire and Vermont.

(aa)	“Trademarks” means trademarks, tradenames, trade styles, trade dress, other indicia of origin, service marks, domain names, and any and all registrations and applications for registrations of the foregoing, and all goodwill associated therewith.

(ab)	“U.S. Affiliate” means any Affiliate of Licensor that is incorporated in and operates solely in the United States, but specifically excluding Cellco Partnership d/b/a Verizon Wireless, Telecomunicaciones de Puerto Rico, Inc., Verizon Airfone Inc. and any subsidiaries of the foregoing.

(ac)	“Unauthorized Use” is defined in Section 2.6((h))(i).

(ad)	“Verizon Proprietary Software” means any proprietary software owned by Licensor or its Affiliates that is used in the Spinco Business, including any software used by Licensor or its Affiliates in the provision of Transition Services pursuant to the Transition Services Agreement.
Article 2 — Grant of Licenses and Rights
2.1	Effective immediately prior to the Effective Time, Spinco and Spinco Subsidiaries hereby:
(a)	irrevocably assign, convey and grant to Licensor, for and on behalf of its present and future Affiliates, all right, title and interest in and to Spinco Intellectual Property, excluding any rights and licenses of Spinco and Spinco Subsidiaries, if any, in Third Party Intellectual Property; and

(b)	grant to Licensor and its Affiliates a personal, royalty-free, fully paid-up, irrevocable, perpetual and nonexclusive license to use the Designated Spinco Intellectual Property in the provision of goods and services to third parties and in the practice of any methods associated with the provision and use of such goods and services, provided, however, that (i) neither Licensor nor any Affiliate of Licensor shall use the Customer Data in connection with the provision or offering of goods and services in the Territory to residential customers competitive with those offered by the Spinco Business as of the Closing Date, and (ii) Licensor and/or its Affiliates shall be entitled to retain a copy of all Designated Spinco Intellectual Property to the extent required to comply with applicable law or regulation.
2.2 Effective immediately after the consummation of the assignment contemplated by Section 2.1 above, Licensor, on behalf of itself and its U.S. Affiliates, hereby grants to Spinco and Spinco Subsidiaries:
(a)	a personal, royalty-free, fully paid-up, irrevocable (except and to the extent set forth in Article 6 below), nonexclusive and nontransferable (except as permitted pursuant to Section 7.1 below) license, subject to the provisions of Section 5.1 of this Agreement, to use the Licensed Non-Statutory Intellectual Property solely in the provision of goods and services in respect of the Spinco Business solely in the Territory and solely in the Enhanced Field of Use and in the practice of any methods associated with the provision of such goods and services in the Enhanced Field of Use. The foregoing license granted to Spinco and Spinco Subsidiaries includes, but is not limited to, the right to reproduce, copy, modify, improve and enhance such Licensed Non-Statutory Intellectual Property, but does not include the right: (w) to use the Licensed Non-Statutory Intellectual Property outside of the Territory (except in support of the Spinco Business in the Territory in the Enhanced Field of Use), (x) to disclose the Licensed Non-Statutory Intellectual Property to any Person (other than to contractors of Spinco and Spinco Subsidiaries in support of such business in the Territory in the Enhanced Field of Use or to contractors outside of the Territory in support of the Spinco Business in the Territory in the Enhanced Field of Use) (provided that such disclosure may not be made to any Person that provides facilities-based voice, video or data telecommunications services in the United States), (y) to grant sublicenses to any Person (other than to contractors of Spinco and Spinco Subsidiaries in support of the Spinco Business in the Territory in the Enhanced Field of Use) (provided that such sublicense may not be granted to any Person that provides facilities-based voice, video or data telecommunications services in the United States) or (z) to assign such license, other than to permitted successors and assigns of Spinco and Spinco Subsidiaries in the Spinco Business. The foregoing license to Spinco and Spinco Subsidiaries shall not extend to other geographic territories outside of the Territory (except to the extent expressly permitted in support of the Spinco Business of Spinco and Spinco Subsidiaries in the Enhanced Field of Use); and

(b)	a personal, royalty-free, fully paid-up, irrevocable (except and to the extent set forth in Article 6, below), nonexclusive and nontransferable (except as permitted pursuant to Section 7.1 below) license, subject to the provisions of Section 5.1 of this Agreement, to use the Licensed Statutory Intellectual Property solely in the provision of goods and services in respect of the Spinco Business solely in the Territory and solely in the Original Field of Use and in the practice of any methods associated with the provision of such goods and services in the Original Field of Use. The foregoing license granted to Spinco and Spinco Subsidiaries includes, but is not limited to, the right to reproduce, copy, modify, improve and enhance such Licensed Statutory Intellectual Property, but does not include the right: (w) to use the Licensed Statutory Intellectual Property outside of the Territory (except in support of the Spinco Business in the Territory in the Original Field of Use), (x) to disclose the Licensed Statutory Intellectual Property to any Person (other than to contractors of Spinco and Spinco Subsidiaries in support of such business in the Territory in the Original Field of Use or to contractors outside of the Territory in support of the Spinco Business in the Territory in the Original Field of Use), (y) to grant sublicenses to any Person (other than to contractors of Spinco and Spinco Subsidiaries for the sole purpose of providing support to the Spinco Business in the Territory in the Original Field of Use) or (z) to assign such license, other than to permitted successors and assigns of Spinco and Spinco Subsidiaries in the Spinco Business. The foregoing license to Spinco and Spinco Subsidiaries shall not extend to: (i) any modifications, improvements, enhancements, additions or derivations of the Spinco Business after the Closing Date that are outside of the Original Field of Use, or (ii) other geographic territories outside of the Territory (except to the extent expressly permitted in support of the Spinco Business of Spinco and Spinco Subsidiaries in the Original Field of Use).
2.3 Subject to previously granted rights and licenses, if any, Licensor hereby irrevocably assigns, grants and conveys to Spinco and Spinco Subsidiaries an undivided joint ownership interest in and to the right, title and interest of Licensor and U.S. Affiliates to the Proprietary Business Information. The joint ownership interest of the Spinco and Spinco Subsidiaries on the one hand, and Licensor and its U.S. Affiliates on the other hand, includes, but is not limited to, the unrestricted right to use, reproduce, copy, modify, improve, create derivative works, enhance, transfer, assign, otherwise convey and to exercise any and all rights relating to such Proprietary Business Information without the obligation to account to the other therefor, except and to the extent set forth in Article 5.
2.4 Subject to previously granted nonexclusive licenses, if any (which licenses do not grant rights to any Designated Spinco Intellectual Property that is non-public information), Licensor hereby irrevocably assigns, grants and conveys to Spinco and Spinco Subsidiaries all right, title and interest of Licensor and its U.S. Affiliates, if any, in and to the Designated Spinco Intellectual Property.
2.5 Subject to the limited license granted in Section 2.6 below for the Licensed Product Marks, Licensor hereby grants to Spinco and Spinco Subsidiaries a limited right to use the Licensed Excluded Marks during the Phaseout Period (as defined below) solely in the conduct of the Spinco Business in the Territory in accordance with and subject to the following:
(a)	Surviving Corporation acknowledges and agrees, on behalf of itself and Spinco and Spinco Subsidiaries, that (A) Licensor or its Affiliates (other than Spinco) are or will be on or prior to Closing the legal and beneficial owners of, or have the right to use pursuant to one or more licenses, all of the Excluded Marks; (B) the Excluded

Marks, or any right to or license of the Excluded Marks, including any right to use, are not being transferred or conveyed to Spinco Subsidiaries or Spinco pursuant to the Merger Agreement or this Agreement; (C) as between Spinco and Spinco Subsidiaries, on the one hand, and Licensor and Licensor’s U.S. Affiliates (other than Spinco and Spinco Subsidiaries), on the other hand, Licensor and Licensor’s U.S. Affiliates (other than Spinco and Spinco Subsidiaries) have or will have on or prior to Closing all proprietary rights in and to the Excluded Marks; and (D) Surviving Corporation, Spinco and Spinco Subsidiaries shall not use the Excluded Marks (or any names, domain names, marks or indicia confusingly similar to the Excluded Marks) except that Spinco and Spinco Subsidiaries may use the Licensed Excluded Marks and then only to the extent expressly set forth in Sections 2.5(b) through (i), or otherwise assert any rights or claims in such Excluded Marks (or in any names, domain names, marks or indicia confusingly similar to the Excluded Marks).

(b)	After the Closing under the Merger Agreement, and subject to the conditions set forth in this Section 2.5, all Licensed Excluded Marks shall be replaced, removed or covered-over by Spinco and Spinco Subsidiaries, at Spinco’s and Spinco Subsidiaries’ expense, as soon as possible, but in no event later than sixty (60) days after the Closing Date (the “Phaseout Period”) for items existing as of the Closing Date with Licensed Excluded Marks affixed to them that are used by Spinco or Spinco Subsidiaries in their operation of the Spinco Business, including, without limitation, use of Licensed Excluded Marks on Spinco Assets, buildings, vehicles, equipment, hard hats, tools, tool boxes, kits (safety and others) signs, manual covers and notebooks; provided, however, that Spinco and Spinco Subsidiaries shall have (i) the right to continue to distribute, for a period not to exceed forty-five (45) days, any existing inventory of promotional materials for the Spinco Business, provided that such promotional could not reasonably be construed to create a legal obligation on behalf of Licensor or its Affiliates; (ii) subject to the following sentence, a period of up to nine (9) months to remove Licensed Excluded Marks from signs, buildings and motor vehicles to the extent Spinco and Spinco Subsidiaries undertake efforts immediately to remove such Licensed Excluded Marks from such signs and motor vehicles, and (iii) a period of up to twelve (12) months to remove Licensed Excluded Marks from tools, equipment, manuals and other written materials or other assets that are used solely for internal purposes and are not visible by the public. Notwithstanding the foregoing, Spinco shall not be required to remove or eliminate use of Licensed Excluded Marks if removal, elimination or obscuring (including by paste-over) is commercially and physically impracticable, including, for example, because the mark is permanently etched or embedded on a building, elevator door or permanent fixture (each, an “Embedded Use”); provided, however, that Spinco shall use commercially reasonable efforts to remove, eliminate or obscure the Embedded Use as part of the first renovation of that portion of the property containing the Embedded Use. In addition, Spinco and Spinco Subsidiaries shall not be deemed to have violated this Agreement or to have infringed the rights of Licensor or its Affiliates by reason of: (A) the appearance of the Licensed Excluded Marks in or on any third party’s publications, marketing materials, brochures, equipment or products that Spinco or Spinco Subsidiaries distributed in the ordinary course of

Spinco Business prior to the Effective Date, and that generally are in the public domain, or any other similar uses by any third party over which the Spinco or the Spinco Subsidiaries have no control, provided that the Spinco and Spinco Subsidiaries take reasonable steps to notify such third party of such usage of which it becomes aware, or (B) the use, provided that such use shall exist for no more than sixty (60) days after the Closing Date, by Spinco and Spinco Subsidiaries of the Licensed Excluded Marks in a non-trademark manner for purposes of conveying to customers or the general public that the name of business has changed or the change in ownership. Notwithstanding the foregoing, for any product or service identified by Spinco or any Spinco Subsidiary after the Closing using a Licensed Product Mark, upon expiration of the LPM Term or any earlier adoption of a new name for such product or service by Spinco or a Spinco Subsidiary, whichever occurs earlier, Spinco and Spinco Subsidiaries shall have the right, for no longer than two billing periods, to include in communications to customers regarding such new name a reference to the Excluded Marks used by Licensor to identify the same product or service immediately prior to the Closing, even if such Excluded Mark includes the name “VERIZON” (e.g., “Verizon Freedom”), provided that such reference is limited to the following: “(formerly [Excluded Mark])”.

(c)	Beginning on the Closing Date, Spinco, Spinco Subsidiaries and Surviving Corporation will discontinue use, and will, immediately following discovery, destroy, all items with Excluded Marks affixed to them that have no valid continuing use in Spinco’s and Spinco Subsidiaries’ operation of the Spinco Business (or prior to using, cover-up, paste-over or otherwise alter such items or otherwise take prominent steps to make clear that Spinco/Spinco Subsidiaries, and not the Licensor or its Affiliates, are the proper party), to the extent the use of such items could reasonably be construed to create a legal obligation on behalf of Licensor or its Affiliates. Such specific items to be destroyed or altered, or for which such other steps must be taken, include, without limitation: order, purchase or material forms; requisitions; invoices; statements; labor reports; bill inserts; stationery; personalized note pads; business cards; published organization charts; bulletins/releases; sales/price literature; manuals distributed to the public; catalogs; websites; and publicly available media contact lists/cards, in each case, that are used for communications with the public.

(d)	Surviving Corporation, Spinco and Spinco Subsidiaries recognize the great value of the goodwill associated with the Excluded Marks, and each acknowledges and agrees, that the Excluded Marks and all rights therein and the goodwill pertaining thereto belong exclusively to Licensor and that the Excluded Marks have a secondary meaning in the minds of the public. Surviving Corporation, Spinco and Spinco Subsidiaries each further agree that any and all permitted uses of the Licensed Excluded Marks pursuant to the Merger Agreement and this Agreement shall inure to the sole and exclusive benefit of Licensor.

(e)	Surviving Corporation agrees, on behalf of itself, Spinco and the Spinco Subsidiaries, that any use of the Licensed Excluded Marks in the operation of the Business after the Closing, as permitted by this Section 2.5, shall be provided in accordance with all applicable federal, state and local laws, and to the additional terms and conditions as set forth in this Agreement and that the same shall not reflect adversely upon the good name of Licensor or its Affiliates, and that the operation of the Spinco Business will be of a high standard and skill that is at least commensurate with the standard and skill of the Spinco Business immediately prior to the Closing Date. It is agreed that Licensor, as the licensor of Licensed Excluded Marks, has the right to control the nature and quality of the permitted goods and services rendered by Spinco and Spinco Subsidiaries in connection with the Licensed Excluded Marks, and Spinco, Spinco Subsidiaries and Surviving Corporation agree that Spinco and Spinco Subsidiaries shall not use the Licensed Excluded Marks in connection with any goods or services whose nature or quality is reasonably disapproved by Licensor for failure to meet the standards set forth in the previous sentence. Surviving Corporation agrees that Spinco and Spinco Subsidiaries shall not render under the Licensed Excluded Marks any permitted goods or services that do not meet such quality standards.

(f)	Surviving Corporation acknowledges, on behalf of itself, Spinco and Spinco Subsidiaries, that the failure of Spinco and/or Spinco Subsidiaries to cease use of the Excluded Marks as required in this Agreement, or its improper use of the Licensed Excluded Marks, will result in irreparable harm to Licensor and its Affiliates. Surviving Corporation acknowledges and admits, on behalf of itself, Spinco and Spinco Subsidiaries, that there is no adequate remedy at law for such failure to terminate use of the Excluded Marks, or for such improper use of the Licensed Excluded Marks. Surviving Corporation agrees, on behalf of itself, Spinco and Spinco Subsidiaries, that in the event of such failure or improper use, Licensor and its Affiliates shall be entitled to immediate equitable relief by way of temporary restraining order, or preliminary or permanent injunction, or any other relief available under this Agreement.

(g)	Neither Spinco, Spinco Subsidiaries, the Surviving Corporation nor any Affiliate of the foregoing shall contest, directly or indirectly, the ownership or validity of any rights of Licensor or its Affiliates in the Excluded Marks or any registration or application for registration for the Excluded Marks. Surviving Corporation, Spinco, Spinco Subsidiaries and their Affiliates further agree that they will never contest the right of Licensor and its Affiliates to use and register the Excluded Marks.

(h)	Spinco, Spinco Subsidiaries and Surviving Corporation agree to cooperate reasonably with Licensor, at Licensor’s expense, in the procurement of any registration of the Licensed Excluded Marks or any portion thereof which Licensor or its Affiliates may choose to undertake at Licensor’s sole discretion, including but not limited to supplying evidence of use of the Licensed Excluded Marks to Licensor.

(i)	Spinco, Spinco Subsidiaries and the Surviving Corporation shall, jointly and severally indemnify, defend and hold harmless Licensor, its Affiliates and their directors, officers, employees, agents, and stockholders from any and all loss, cost, damage, expense, claim, demands or judgments (including but not limited to the payment of reasonable attorneys’ fees and expenses) of any nature whatsoever in connection with third party claims arising directly or indirectly from, as a result of, in connection with, or relating to Spinco’s or Spinco Subsidiaries’ use of the Licensed Excluded Marks after the Closing; provided, however, Seller or its U.S. Affiliates will defend any claims of infringement for Spinco’s or Spinco Subsidiaries’ licensed use during the Phaseout Period of the Licensed Excluded Marks.

(j)	In the event of any material breach of any provision of Section 2.5 of this Agreement by Spinco, Spinco Subsidiaries or the Surviving Corporation, Licensor shall provide written notice to Spinco and/or Spinco Subsidiaries detailing the grounds for such breach, including anticipatory breach, and shall provide Spinco and/or Spinco Subsidiaries ten (10) calendar days from date of notice to cure such breach or, if such breach is not capable of being cured within such ten (10) calendar days, to cure such breach as soon thereafter as reasonably practicable provided diligent efforts have been commenced within such ten (10) calendar days and continue uninterrupted thereafter to cure such breach. In the event Spinco and/or Spinco Subsidiaries are unable to cure such breach (or commence cure as provided in the preceding sentence) within such ten (10) calendar days of the date of written notice to Spinco and/or Spinco Subsidiaries or the Parties are unable to otherwise resolve such breach within such ten (10) calendar days of the date of written notice to Spinco and/or Spinco Subsidiaries, Licensor and/or its Affiliates may immediately terminate/cancel any and all rights and licenses granted for Licensed Excluded Marks, including pursuant to this Section 2.5; provided, however, nothing contained herein shall be deemed to be a waiver of any rights of Licensor or any of its Affiliates or prevent Licensor or any of its Affiliates from seeking immediate injunctive relief or other remedies. The foregoing shall be in addition to any other rights and remedies available to Licensor.
2.6 Notwithstanding the limited license granted in Section 2.5 above for the Licensed Excluded Marks, Licensor hereby grants to Spinco and Spinco Subsidiaries a personal, royalty-free, nonexclusive and nontransferable limited right and license to use in commerce, during the LPM Term (defined below), the Licensed Product Marks, including with “FAIRPOINT” as a prefix or suffix to the Licensed Product Marks, solely in the conduct of the Spinco Business in the Territory, as such Spinco Business exists as of the Effective Date, as product or service names for those products and services included in the Spinco Business existing as of the Effective Date in accordance with and subject to the following:
(a)	Spinco and Spinco Subsidiaries shall not conduct any business using the Licensed Product Marks other than in connection with the products and services included in the Spinco Business existing as of the Effective Date in the Territory.

(b)	Spinco and Spinco Subsidiaries shall not conduct any business outside of the Territory using the Licensed Product Marks.

(c)	Except and to the extent expressly set forth in Section 2.6 of this Agreement, Spinco, on behalf of itself and Spinco Subsidiaries, agrees that no other rights or licenses, express or implied, are granted hereunder under the Licensed Product Marks or under any Excluded Marks, including Licensed Excluded Marks.

(d)	Covenants Regarding Spinco and Spinco Subsidiaries :
(i)	Licensor agrees and covenants that, in the event Licensor and/or its Affiliates are aware of any alleged infringement or misappropriation or nonlicensed used by Spinco or Spinco Subsidiaries of any Trademarks owned by Licensor or its Affiliates, or controlled and able to be licensed by Licensor or its Affiliates, and not otherwise licensed by Spinco and/or Spinco Subsidiaries hereunder, Licensor shall promptly provide written notice to Spinco and/or Spinco Subsidiaries detailing the grounds for such alleged infringement, misappropriation or nonlicensed use, and shall provide Spinco and/or Spinco Subsidiaries ten (10) calendar days from date of notice to cure such alleged infringement, misappropriation or nonlicensed use prior to instituting or bringing any suit, action or claim. In the event the Parties are unable to resolve such alleged infringement, misappropriation or nonlicensed use within such ten (10) calendar days of the date of written notice to Spinco and/or Spinco Subsidiaries, Licensor and/or its Affiliates may seek to enforce such Trademarks and terminate the rights and licenses granted pursuant to this Section 2.6; provided, however, nothing contained herein shall be deemed to be a waiver of any rights of Licensor or any of its Affiliates or prevent Licensor or any of its Affiliates from seeking immediate injunctive relief.
(e)	Inspection and Quality Control:
(i)	Licensor has the right to control the quality of the products and services marketed, advertised, sold or provided by Spinco and Spinco Subsidiaries in connection with the use in commerce of the Licensed Products Marks as specifically described herein.

(ii)	Spinco, on behalf of itself and Spinco Subsidiaries, agrees that the nature and quality of all products and services provided by Spinco and Spinco Subsidiaries which are marketed, advertised, sold or provided under or in association with the use in commerce of the Licensed Product Marks shall be of at least the quality of the products and services provided by Licensor under the Licensed Product Marks immediately prior to the Effective Date. Spinco, on behalf of itself and Spinco Subsidiaries, acknowledges that the maintenance of the quality for these purposes is of the essence of this Agreement and that Spinco and Spinco Subsidiaries pursuant to this Agreement shall not provide goods or services in the Territory in association with the Licensed Product Marks that do not meet such quality.

(iii)	Spinco, on behalf of itself and Spinco Subsidiaries, agrees to reasonably cooperate with Licensor in facilitating Licensor’s control of the nature and quality of the products and services provided by Spinco and Spinco Subsidiaries under or in association with the use in commerce of the Licensed Product Marks, and to permit reasonable, periodic inspections of such Spinco and Spinco Subsidiaries products and services, upon reasonable prior written notice and during regular business hours, by Licensor, to the extent reasonably necessary to verify Spinco and Spinco Subsidiaries compliance with the quality control provisions set forth herein. Such inspection shall be at Licensor’s expense. Spinco, on behalf of itself and Spinco Subsidiaries, agrees that the products and services provided by Spinco and Spinco Subsidiaries which are marketed, advertised, sold or provided under or in association with the use in commerce of the Licensed Product Marks shall be marketed, advertised, sold and rendered in accordance with all applicable laws and regulations and in compliance with any regulatory agency which shall have jurisdiction over such matters.
(f)	Form of Use of Licensed Product Marks:
(i)	Spinco, on behalf of itself and Spinco Subsidiaries, agrees and covenants that the style of use of the Licensed Product Marks shall be in the form and style conforming to Licensor’s usage in the Territory immediately prior to the Effective Date, except as otherwise approved by Licensor in writing, such approval not to be unreasonably withheld or delayed. Spinco and Spinco Subsidiaries shall submit to Licensor for review and approval, at least five (5) business days prior to proposed use, any new materials developed prior to or during the LPM Term in which the Licensed Product Marks are used; provided, however, once such new materials are approved by Licensor, no further approval shall be required for further proposed uses during the LPM Term to the extent such approved materials remain substantially the same as approved. Spinco and Spinco Subsidiaries shall not publish, distribute or use in commerce any such new materials without the prior written approval of the following representative of Licensor. A “writing” shall be deemed to include a communication by fax, email or other digital means to the extent it is confirmed by paper media delivered to the receiving Party within one business day of the digital communication. Communications to Licensor under this Section 2.6((f)) shall be sent to:
Primary Contact:
Ms. Stefanie Grunsted
Brand Manager
Verizon
One Verizon Way
Mail Code VC11E088
Basking Ridge, New Jersey 07920
Telephone: 908-559-1409
Facsimile: 908-766-2474
Internet: stefanie.j.grunsted@verizon.com

Secondary Contact:
Ms. Andrea Fant-Hobbs
Vice President, Segmentation, New Product Development &
Marketing Sciences
Verizon
One Verizon Way
Mail Code VC11E083
Basking Ridge, New Jersey 07920
Telephone: 908-559-4720
Facsimile: 908-766-2474
Internet: andrea.fant-hobbs@verizon.com
(ii)	Spinco, on behalf of itself and Spinco Subsidiaries, agrees that Spinco and Spinco Subsidiaries shall cause to appear on all advertisements, promotions and other displays printed or produced by or on behalf of Spinco or any Spinco Subsidiaries on or in connection with the products and services on which the Licensed Product Marks are used, such legends, markings and notices as Licensor may reasonably require in order to give appropriate notice of any trademark rights therein.

(iii)	Notwithstanding anything to the contrary in this Agreement, Spinco and Spinco Subsidiaries shall not be required to use the Licensed Product Marks.

(iv)	Except and to the extent otherwise expressly provided in this Section 2.6, the Parties agree that Spinco and Spinco Subsidiaries may not use the Licensed Product Marks in connection with any goods or services of any third party or with any other third party owned Trademarks, including, but not limited to, Trademarks owned or controlled by Spinco or any Spinco Subsidiary, without the prior written approval of Licensor, such approval not to be unreasonably withheld or delayed.
(g)	Ownership & Goodwill:
(i)	Spinco, on behalf of itself and Spinco Subsidiaries, acknowledges that, as between Licensor and Spinco and Spinco Subsidiaries, Licensor (or its licensor) is the sole and exclusive owner of rights in the Licensed Product Marks, and Spinco and Spinco Subsidiaries undertake not to challenge the validity of the Licensed Product Marks, or any confusingly similar trademarks, service marks, trade names or domain names, or Licensor’s registration and ownership of the Licensed Product Marks, or any confusingly similar trademarks, service marks, trade names or domain names, and agree that Spinco and Spinco Subsidiaries will do nothing inconsistent with such ownership.

(ii)	Spinco, on behalf of itself and Spinco Subsidiaries, further acknowledges and agrees that all use of the Licensed Product Marks by Spinco and Spinco Subsidiaries and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Licensor (or its licensor). Spinco on behalf of itself and

Spinco Subsidiaries agrees that nothing in this Agreement shall give Spinco and Spinco Subsidiaries any right, title or interest in or to the Licensed Product Marks other than the limited right and license to use the Licensed Product Marks in the manner expressly permitted by this Section 2.6.

(iii)	Spinco, on behalf of itself and Spinco Subsidiaries, agrees that Spinco and Spinco Subsidiaries will not utilize the Licensed Product Marks or any similar trademarks, service marks, trade names or domain names, except as and to the extent expressly permitted hereunder. Spinco, on behalf of itself and Spinco Subsidiaries, agrees that it will not hereafter seek registration of the Licensed Product Marks or any confusingly similar trademarks, service marks, trade names or domain names in Spinco’s name or the name of Spinco Subsidiaries. Spinco, on behalf of itself and Spinco Subsidiaries, agrees to cooperate reasonably with Licensor, at Licensor’s expense, in the procurement of any registration of the Licensed Product Marks which Licensor may choose to undertake at Licensor’s sole discretion, including, but not limited to supplying evidence of use of the Licensed Product Marks to Licensor.
(h)	Infringement:
(i)	In the event that Spinco or Spinco Subsidiaries become aware of any unauthorized use of the Licensed Product Marks, or of any uses of confusingly similar trademarks, service marks, trade names or domain names, on or in connection with the marketing, advertising or provision of similar products or services in the Territory (each, an “Unauthorized Use”), Spinco or Spinco Subsidiaries shall promptly provide Licensor with written notice thereof.

(ii)	Licensor shall have the right, but not the obligation, to challenge and attempt to eliminate each Unauthorized Use. Spinco and Spinco Subsidiaries, at Licensor’s expense, shall reasonably cooperate with Licensor in investigating, prosecuting and settling any infringement action instituted by Licensor against any person or entity engaging in an Unauthorized Use. Licensor may bring an action in the name of Licensor alone or in the name of both Licensor and Spinco and Spinco Subsidiaries with counsel of Licensor’s choosing but at Licensor’s expense.

(iii)	Spinco and Spinco Subsidiaries shall not have the right to prosecute or settle an infringement action against any person or entity who engages in an Unauthorized Use and Spinco and Spinco Subsidiaries shall not contact or take any other action against any person or entity who engages in an Unauthorized Use without Licensor’s prior written consent.

(iv)	Any recovery obtained in connection with or as a result of any infringement action contemplated under this Section 2.6((h)) whether by settlement or otherwise, shall be retained solely by Licensor.

(i)	Filing, Prosecution & Maintenance:
Licensor shall be responsible for and shall use commercially reasonable efforts, with Spinco and Spinco Subsidiaries cooperation and assistance, to file, prosecute and maintain, during the LPM Term, all trademarks and service marks and related registrations and registration applications for the Licensed Product Marks at Licensor’s cost and expense, to the extent that Spinco or Spinco Subsidiaries is then currently using in commerce such Licensed Product Marks. Licensor shall have sole and exclusive discretion regarding the filing, prosecution and maintenance of any related registrations and registration applications for the Licensed Product Marks, including whether to file, prosecute or maintain such registrations or registration applications. Except and to the extent expressly provided herein, nothing contained in this Agreement shall be construed as requiring the securing or the maintaining of any Intellectual Property protection for the Licensed Product Marks; a warranty or representation as to the validity or scope of the Licensed Product Marks; an agreement to bring or prosecute actions or suits against third parties for Unauthorized Use; or conferring by implication, estoppel or otherwise any license or other right under any other Intellectual Property, except as and to the extent expressly granted herein.

(j)	Indemnification:

Spinco, on behalf of itself and Spinco Subsidiaries, shall indemnify and hold harmless Licensor and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney’s fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party (collectively “Claims”) arising from or related to any use of the Licensed Product Marks. It is understood and agreed that if a third party asserts a trademark infringement or dilution claim arising from or related to the use of any of the Licensed Product Marks by Spinco and Spinco Subsidiaries, Licensor, in its sole discretion, shall have the right to immediately cancel/terminate the license granted hereunder as to any such Licensed Product Marks, subject to a reasonable phaseout period.

(k)	Representations & Warranties; Limitation of Liability:
(i)	Licensor warrants and represents that Licensor has the right to grant the rights and licenses granted herein and to enter into this Agreement.
(l)	Assignment of Goodwill:

Spinco, on behalf of itself and Spinco Subsidiaries, hereby assigns to Licensor (or its licensor) any and all goodwill Spinco and Spinco Subsidiaries may have accrued through any use it may have made of the Licensed Product Marks through the Effective Date, and agrees to and does hereby assign to Licensor (or its licensor) any and all goodwill Spinco and Spinco Subsidiaries may accrue through any use it may make or have made of the Licensed Product Marks after the Effective Date.

(m)	LPM License Dispute Resolution:

If any dispute, controversy, claim, question or difference (“Dispute”) arises with respect to Spinco’s and/or Spinco Subsidiaries’ use of the LPM License in accordance with the terms and conditions of this Agreement, or the performance or alleged breach, termination or validity thereof, or any term thereof, the Licensor and Spinco and/or Spinco Subsidiaries shall use their reasonable commercial efforts to settle the Dispute. To this end, each of the Licensor and Spinco and/or Spinco Subsidiaries will nominate one senior officer of the rank of assistant vice president, executive director or higher as its representative for purposes of attempting to resolve the Dispute. These representatives will meet in person and will attempt in good faith to resolve the Dispute. Such representatives will have ten (10) business days (from the date on which either Party delivers written notice of the Dispute) to resolve any Dispute to the mutual satisfaction of the Parties. If the Dispute is not so resolved, either Party may bring a legal action in accordance with the Merger Agreement. Notwithstanding the foregoing, nothing contained herein shall prevent either party from terminating/cancelling this Agreement and/or from obtaining appropriate injunctive relief to prevent a continuing breach of this Agreement or limit any other rights or remedies hereunder.

(n)	Term and Termination/Cancellation for Licensed Product Marks:
(i)	The right and license to use the Licensed Product Marks by Spinco and Spinco Subsidiaries (the “LPM License”) shall commence on the Effective Date and continue until the expiration, cancellation or termination of the Transition Services Agreement (the “LPM Term”) unless otherwise terminated or cancelled in accordance with one of the provisions below.

(ii)	The Agreement, including the LPM License, may be terminated/cancelled at any time by mutual written agreement of the Parties.

(iii)	Spinco and Spinco Subsidiaries may terminate the LPM License at any time upon delivering written notice to Licensor.

(iv)	The LPM License may be terminated or cancelled:
(A)	By Licensor in the event of any material breach of any provision of Section 2.6 of this Agreement by Spinco, Spinco Subsidiaries or the Surviving Corporation. Licensor shall provide written notice to Spinco and/or Spinco Subsidiaries detailing the grounds for such breach, including anticipatory breach, and shall provide Spinco and/or Spinco Subsidiaries ten (10) calendar days from date of notice to cure such breach or, if such breach is not capable of being cured within such ten (10) calendar days, to cure such breach as soon thereafter as reasonably practicable provided diligent efforts have been commenced within such ten (10) calendar days and continue uninterrupted thereafter to cure such breach. In the event Spinco and/or Spinco Subsidiaries are unable to cure such breach (or commence cure as provided in the preceding sentence) within such ten (10) calendar days of the date of written notice to Spinco and/or Spinco Subsidiaries or the Parties are unable to otherwise resolve such breach within such ten (10) calendar days of the date of written notice to Spinco and/or Spinco Subsidiaries, Licensor and/or its Affiliates may immediately terminate/cancel any and all rights and licenses granted for Licensed Product Marks, including pursuant to this Section 2.6; provided, however, nothing contained herein shall be deemed to be a waiver of any rights of Licensor or any of its Affiliates or prevent Licensor or any of its Affiliates from seeking immediate injunctive relief or other remedies. The foregoing shall be in addition to any other rights and remedies available to Licensor.

(B)	Immediately, by Licensor, if Spinco and/or Spinco Subsidiaries voluntarily files for bankruptcy or makes an assignment for the benefit of its creditors, or an involuntary assignment or bankruptcy petition is made or filed against Spinco and/or Spinco Subsidiaries, and either the relevant proceeding has not been stayed or dismissed within ninety (90) calendar days or any of the actions sought in such proceeding (including the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official) is granted in whole or in part.

(C)	By Licensee, for any reason, upon thirty (30) days prior written notice to Licensor.
(o)	Effect of Termination/Cancellation/Expiration of LPM License:
(i)	Upon any termination, cancellation or expiration of the LPM License or this Agreement, all rights and licenses of Spinco and Spinco Subsidiaries to use the Licensed Product Marks in the manner provided for in this Agreement shall revert automatically to Licensor, and Spinco and Spinco Subsidiaries shall immediately discontinue all use of the Licensed Product Marks; provided that Spinco and Spinco Subsidiaries shall have thirty (30) days following the date of termination or cancellation to use any remaining inventory of materials bearing the Licensed Product Marks.

(ii)	Licensor’s right of termination/cancellation under Section 2.6(o) is in addition to any other rights Licensor may have under this Agreement or otherwise and the exercise of a right of termination/cancellation will not be an election of remedies. Sections 2.6(o) and (p) shall not limit or affect any other rights or causes of action Licensor may have with respect to Spinco and Spinco Subsidiaries and shall not act as a release of Spinco and Spinco Subsidiaries from any liability for breach of Spinco’s and Spinco Subsidiaries’ obligations under this Agreement.
(p)	Specific Performance:

Spinco, on behalf of itself and Spinco Subsidiaries, acknowledges and agrees that Licensor may be irreparably damaged in the event any of the provisions of this

Agreement, including the LPM License or any sublicense thereunder, are not fully performed by Spinco and Spinco Subsidiaries in accordance with their specific terms and conditions or are otherwise breached by Spinco and/or Spinco Subsidiaries and that in such event money damages would be an inadequate remedy for Licensor. Accordingly, Spinco, on behalf of itself and Spinco Subsidiaries, hereby agrees that Licensor shall be entitled to an immediate injunction to prevent any breaches, including anticipatory or further breaches, of the provisions of this Agreement, including the LPM License, and to enforce specifically the terms and provisions hereof in any action instituted in any federal, state or foreign court having jurisdiction, in addition to any other remedy to which Licensor may be entitled at law or in equity. It is understood between the Parties that, in addition to the injunctive relief mentioned above, Licensor shall be entitled to any other relief which may be deemed proper and customary, whether at law or in equity, as of the time such relief is sought.
2.7 From time to time after the date of this Agreement, as and when requested by a Party hereto, the other Party will execute and deliver, or cause to be executed and delivered, any documents hereto as may be reasonably necessary or appropriate to effectuate the intent of this Agreement.
Article 3 — Taxes
3.1	The provisions of the Tax Sharing Agreement shall be applicable and shall govern the responsibility of the Parties for all Taxes imposed by any Governmental Authority with respect to the transactions contemplated by or taken in connection with this Agreement.
Article 4 — Disclaimer, Limited Warranty, Limitation of
Liability and Indemnification
4.1 Without limiting any of the representations and warranties provided in the Merger Agreement, nothing contained in this Agreement shall be construed as:
(a)	requiring the securing or maintaining in force by Licensor of any Intellectual Property, including Proprietary Business Information, Licensed Intellectual Property or Licensed Excluded Marks or Licensed Product Marks;

(b)	a warranty or representation by Licensor or its Affiliates as to the validity or scope of any Intellectual Property, including Proprietary Business Information, Licensed Intellectual Property, Designated Spinco Intellectual Property, Licensed Excluded Marks or Licensed Product Marks;

(c)	a warranty or representation by Licensor or its Affiliates that any provisioning of goods and services by the Surviving Corporation, Spinco or the Spinco Subsidiaries or the use of Proprietary Business Information, Licensed Intellectual Property, Designated Spinco Intellectual Property, Licensed Excluded Marks or Licensed Product Marks, in whole or in part, will be free from infringement of any Intellectual Property, other than the Licensed Intellectual Property, but only to the extent to which licenses or rights are granted to Spinco and Spinco Subsidiaries pursuant to this Agreement;

(d)	an agreement by Licensor or its Affiliates to bring or prosecute actions or suits against third parties for infringement of any Intellectual Property, including Proprietary Business Information, Licensed Intellectual Property, Licensed Excluded Marks or Licensed Product Marks;

(e)	conferring any right to Spinco, Spinco Subsidiaries or the Surviving Corporation to use, in advertising, publicity or otherwise, any Trademarks or the Excluded Marks (except the Trademarks included in Designated Spinco Statutory Intellectual Property and the Licensed Excluded Marks and the Licensed Product Marks and then only to Spinco and the Spinco Subsidiaries to the extent expressly provided in Section 2.5 and 2.6);

(f)	subject to Section 4.2 below, conferring by implication, estoppel or otherwise any license or other right upon Spinco, Spinco Subsidiaries or the Surviving Corporation under any other Intellectual Property; or

(g)	an obligation upon Licensor or its Affiliates to make any determination as to the applicability of any Intellectual Property to any product or service.
4.2	Licensor, on behalf of itself and its U.S. Affiliates, represents and warrants that (i), it has the right to grant the licenses and rights granted herein, (ii) it has the right to enter into this Agreement, and (iii) rights and licenses in and to the Proprietary Business Information previously granted by Licensor do not materially impact or restrict Spinco’s or Surviving Corporation’s ability to use the Proprietary Business Information in connection with Spinco’s operation of the Spinco Business consistent with past practice.

4.3	EXCEPT FOR THE EXPRESS WARRANTIES OF SECTION 4.2 AND SECTION 2.6(k)(i) OF THIS AGREEMENT AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF ARTICLE V OF THE MERGER AGREEMENT, THERE ARE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE (EVEN IF LICENSOR HAS BEEN MADE AWARE OF SUCH PURPOSE) AND ANY WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY, THE LICENSED EXCLUDED MARKS, THE LICENSED PRODUCT MARKS OR THE DESIGNATED SPINCO INTELLECTUAL PROPERTY.

4.4	IN NO EVENT SHALL THE LICENSOR OR ITS AFFILIATES BE LIABLE TO SPINCO, SPINCO SUBSIDIARIES OR THE SURVIVING CORPORATION FOR ANY INDIRECT DAMAGES, INCLUDING ANY LOST PROFITS, OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO THE

PROPRIETARY BUSINESS INFORMATION, THE DESIGNATED SPINCO INTELLECTUAL PROPERTY, THE LICENSED STATUTORY INTELLECTUAL PROPERTY, THE LICENSED EXCLUDED MARKS (INCLUDING USE IN COMMERCE), THE LICENSED PRODUCT MARKS (INCLUDING USE IN COMMERCE) OR THE LICENSED NON-STATUTORY INTELLECTUAL PROPERTY OR ANY PORTION OF THE FOREGOING.
Article 5 — Confidentiality
5.1	Each Party (the “Receiving Party”) shall protect and not disclose to any Person (other than Subsidiaries of Spinco and Affiliates of Licensor) any Confidential Information of the other Party (the “Disclosing Party”) and any disclosure within the Receiving Party shall be limited to those employees and contractors who reasonably require access thereto in accordance with or as contemplated pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements. In exercise of the foregoing obligation, the Receiving Party shall treat the Confidential Information of the Disclosing Party with the same degree of care it treats its own Confidential Information, but in no event using less than a reasonable degree of care. Additionally, each Party agrees to treat Proprietary Business Information as each Party treats its own Confidential Information. Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information of the Disclosing Party pursuant to law, regulation or court order, provided that the Receiving Party gives timely notice to the Disclosing Party to permit the disclosing party to limit such disclosure or to seek a protective order.

5.2	The obligations of Section 5.1 shall not apply to that portion of the Confidential Information of the Disclosing Party to the extent that (i) the Confidential Information was already in the possession of the Receiving Party without restriction on use or disclosure and, in the instance of Spinco or Spinco Subsidiaries, was not received from Licensor or its Affiliates, provided, however, that this exception shall not apply with respect to Confidential Information of Spinco in the possession of Licensor solely by virtue of ownership or operation of the Spinco Business prior to the Closing Date; (ii) the Confidential Information is rightfully received from any Person (other than Licensor or Spinco or their Affiliates) not under any duty of confidentiality to the Disclosing Party without restriction on use or disclosure; (iii) the Confidential Information is independently developed by or for the Receiving Party; (iv) is publicly disclosed by other than the Receiving Party; or (v) is disclosed without restriction on use or disclosure by the Disclosing Party.

5.3	Each Receiving Party acknowledges that the Confidential Information of the Disclosing Party constitutes proprietary information or trade secrets valuable to such Disclosing Party and that unauthorized use or disclosure of such Confidential Information shall be presumed to cause irreparable harm to the Disclosing Party, and each Receiving Party agrees that the Disclosing Party shall be entitled, without waiving other rights or remedies, to seek such injunctive relief as may be deemed proper by a court of competent jurisdiction.

5.4	The Licensed Intellectual Property and the Excluded Marks shall remain the sole and exclusive property of Licensor or its U.S. Affiliates (other than Spinco), subject to the limited rights and licenses expressly granted to Company and its Subsidiaries pursuant to this Agreement.
Article 6 — Termination/Cancellation
6.1	The term of this Agreement shall commence on the Closing Date, and shall continue at all times thereafter, except and to the extent expressly provided in Section 2.5 and 2.6, unless terminated/cancelled earlier by either Party as provided in this Article 6.

6.2	No waiver of any breach of, or default under, this Agreement shall constitute a waiver of any other breach of, or default under, this Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the Party waiving the breach or default.

6.3	The rights and licenses granted to Spinco and its Subsidiaries pursuant to this Agreement with respect to Licensed Intellectual Property shall be deemed, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to “Intellectual Property” as defined by the Code which may be assumed by Spinco or the Spinco Subsidiaries, provided, however, such licenses may be exercised only (i) in the Spinco Business, (ii) in the Territory, (iii) in the applicable Field of Use and (iv) in accordance with the scope of rights granted in this Agreement.

6.4	Except and to the extent otherwise expressly provided in Section 2.5 or 2.6, in the event of any material breach of any provision of this Agreement related to Licensed Intellectual Property by Spinco, Spinco Subsidiaries or the Surviving Corporation which is not cured within thirty (30) days of written notice to the Surviving Corporation by Licensor, Licensor shall have the right to immediately terminate/cancel all rights and licenses granted to Spinco and Spinco Subsidiaries under Licensed Intellectual Property; provided, however, nothing contained herein shall be deemed to be a waiver of any rights of Licensor or any of its Affiliates or prevent Licensor or any of its Affiliates from seeking immediate injunctive relief or other remedies. The foregoing shall be in addition to any other rights and remedies available to Licensor.
Article 7 — General Provisions
7.1	Notwithstanding anything to the contrary, the Spinco and Spinco Subsidiaries may, upon prior notice to Licensor: (i) assign, without the consent of Licensor, any of the rights and obligations hereunder to any Affiliate of Spinco that is actually conducting the Spinco Business of Spinco and Spinco Subsidiaries in the Enhanced Field of Use and Original Field of Use, provided that such Subsidiary agrees in writing to be bound by the terms and conditions of this Agreement, or (ii) assign, without the consent of Licensor, any of their rights and obligations hereunder to a third party in connection with a sale of all or substantially all of the Spinco Business of the Spinco and Spinco Subsidiaries in the Enhanced Field of Use or the Original Field of Use (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise), provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement. The foregoing shall not apply to Designated Spinco Intellectual Property or Proprietary Business Information which may be assigned and conveyed to any third party by Spinco and Spinco Subsidiaries without restriction.

7.2	Except and to the extent expressly provided herein, the provisions of Article XI (Miscellaneous) of the Merger Agreement shall apply to this Agreement and such provisions are expressly incorporated herein; provided, however, in the event of conflict between the provisions of this Agreement and the Merger Agreement, the provisions of this Agreement shall take precedence.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Dierckson
Name: John W. Dierckson
Title: Executive VP-Strategy, Planning and Development
Date: March 31, 2008

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
Name: STEPHEN E. SMITH
Title: VICE PRESIDENT
Date: March 31, 2008

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President
Date: 3 – 31 – 08
[Signature Page to the Intellectual Property Agreement]